Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 21, 2014 on the financial statements and financial highlights of Touchstone Dynamic Equity Fund, Touchstone Balanced Allocation Fund, Touchstone Conservative Allocation Fund, Touchstone Growth Allocation Fund, and Touchstone Moderate Growth Allocation Fund, five of the funds constituting the Touchstone Strategic Trust, in Post-Effective Amendment Number 103 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-80859), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 22, 2014